Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Monique Skruzny
(954) 689-3119 tel.
aolairr@aol.com

AOL LATIN AMERICA ANNOUNCES RESULTS FOR SECOND QUARTER OF 2004

Available Cash Now Expected to Fund Operations into Second Quarter of 2005

FORT LAUDERDALE, Fla., Aug. 10, 2004 – America Online Latin America, Inc. (Nasdaq: AOLA) today announced that its net loss applicable to common stockholders for the quarter ended June 30, 2004, declined 10% from the same period last year but increased by 28% as compared to the previous quarter. The Company also reduced cash used in operations 84% from the year-earlier quarter. The Company has extended its forecast for use of available cash and is exploring potential strategic alternatives. The Company now believes that based on its current operating plan, cash on hand will be sufficient to fund operations into the second quarter of 2005.

Second-Quarter Results

The Company’s second-quarter 2004 net loss applicable to class A common stockholders, which includes dividends to preferred stockholders, was $26.9 million, or $0.20 per class A common share, basic and diluted, compared with a net loss of $29.9 million, or, $0.22 per share, in the same period a year ago. This second-quarter net loss compares with a first quarter 2004 net loss applicable to common stockholders of $21.1 million, or $0.16 per share. Lower revenues and the establishment of a non-cash $4.0 million allowance for the Company’s Argentine value-added tax (VAT) receivable contributed to the increased loss in the quarter compared to the first quarter. The allowance was necessary as the Company no longer expects to generate sufficient taxable revenue in Argentina to permit recovery of the asset.

AOL Latin America’s net loss before dividends on preferred stock was $22.8 million in the second quarter of 2004, narrowing from a net loss of $26.0 million in the prior-year period. The Company’s second quarter net loss before dividends, however, represented an increase from a loss of $17.4 million in the first quarter of 2004.

Total revenue was $12.7 million in the second quarter of 2004, down 28% from $17.7 million in the second quarter of 2003 and down 9% from $14.0 million in the first quarter of 2004. Subscription revenue totaled $12.0 million, down 24% from $15.9 million in the year-ago period and down 11% compared to $13.5 million in the first quarter of 2004. Reduced membership and a change in mix toward the Company’s lower-priced, Web-based services drove lower subscription revenues. Advertising and other revenue totaled $728,000 in the 2004 second quarter, down 60% from $1.8 million in the year-ago period but up 33% from $548,000 in the first quarter of 2004.

The Company expects total revenue to decrease further in the third quarter of 2004 as a result of continued declines in membership and a change in mix of services selected by members.

Membership

The Company had 418,000 members as of June 30, 2004, down from 433,000 members as of March 31, 2004. The decline in membership was driven by lower levels of new member registrations, which were insufficient to offset membership turnover. New member registrations continue to be negatively impacted by strong price competition from providers of free and paid Internet services in Brazil and increasingly in Mexico. AOL Latin America no longer anticipates the full implementation of the McInternet program by the first quarter of 2005 and does not expect that McDonald’s will become a significant member-acquisition channel in the future. Future membership levels will largely depend on the Company’s ability to retain current members and improve productivity in existing distribution channels. The Company expects an additional decline in membership of approximately up to 15,000 members in the third quarter of 2004 and continued declines in the fourth quarter of 2004.

As with the Company’s previous membership reports, the 418,000 membership total includes members participating in free trial periods and retention programs, as well as members of the Banco Itaú service in Brazil. Totals include members of the AOL country services, Web-based interactive services and broadband offerings. As of June 30, 2004, approximately 16% of the membership total subscribed to the Company’s Web-based interactive services and 6% subscribed to the Company’s broadband service in Brazil. These segments experienced growth of 18% from 56,000 to 66,000 members and 25% from 21,000 to 26,000 members, respectively, as compared with the first quarter of 2004.

Cash Utilization

Cash used in operating activities in the second quarter of 2004 was $2.3 million, down 84% from $14.1 million used in the second quarter of 2003 and an improvement of 53% from $4.9 million in the first quarter of 2004. The improvement in cash used in operating activities was achieved largely as a result of the Company’s reduced losses driven primarily by lower marketing and telecommunications costs as well as improved working capital performance. The Company expects a modest increase in cash utilization during the second half of 2004, as compared with the first six months of the year.

Cash and cash equivalents totaled $27.9 million as of June 30, 2004, compared with $29.3 million as of March 31, 2004. As in recent quarters, the Company’s cash and cash equivalents position benefited from a payment from Banco Itaú to the Company in lieu of certain marketing activities. AOL Latin America received $1 million from Banco Itaú in the 2004 second quarter. The Company expects to continue to receive similar payments from Banco Itaú in the future, although the amounts of these payments are expected to decrease in the future. For the third quarter of 2004, payments from Banco Itaú are expected to decrease to $500,000.

The Company believes that under its current operating plan, cash on hand will now be sufficient to fund operations into the second quarter of 2005.

Management Comments

Charles Herington, President and CEO of AOL Latin America, said: “AOL Latin America continued to make progress on the expense front in the second quarter of 2004. Based on current budget forecasts and through a focus on cash preservation, we are now able to extend our forecast for available cash into the second quarter of 2005. Operationally, we continued to develop both our new Web-based services and our AOL MAXX broadband offering in Brazil, which are designed to appeal to the next generation of Latin American Internet users. We also rolled out the new AOL 9.0 client software in Mexico, highlighting our commitment to providing the very best interactive experience in a way that meets the needs of our members.”

Six-Month Results

For the first six months of 2004, the Company’s net loss applicable to class A common stockholders was $47.9 million, or $0.35 per share of class A common stock, basic and diluted, compared with a net loss of $61.1 million, or $0.47 per share, for the first half of 2003. Results for the first six months of 2004 also were impacted by the establishment of the allowance for the Company’s Argentine VAT receivable. Total revenue was $26.7 million in the first half of 2004, which compares with $34.0 million in the year-ago period. Subscription revenue totaled $25.5 million, compared with $30.8 million in the prior-year period, and advertising and other revenue was $1.3 million vs. $3.2 million a year ago.

About AOL Latin America

America Online Latin America, Inc. (Nasdaq: AOLA) is the exclusive provider of AOL-branded services in Latin America. AOL Latin America launched its first service, America Online Brazil, in November 1999. America Online, Inc., a wholly owned subsidiary of Time Warner Inc. (NYSE:TWX), and the Cisneros Group of Companies are AOL Latin America’s principal stockholders. Banco Itaú, a leading Brazilian bank, is also a minority stockholder of AOL Latin America. The Company combines the technology, brand name, infrastructure and relationships of America Online, the world’s leader in branded interactive services, with the relationships and regional experience of the Cisneros Group of Companies, one of the leading media groups in the Americas. The Company currently operates services in Brazil, Mexico and Argentina and serves members of the AOL-branded service in Puerto Rico.

Safe Harbor

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding (i) our expectation that cash on hand will allow us to continue to finance operations into the second quarter of 2005, (ii) future membership, cash utilization and revenue levels, (iii) future payments that we may receive from Banco Itaú if we continue to request that Banco Itaú pay us in lieu of conducting marketing activities, and (iv) future cash utilization. These forward-looking statements are subject to a number of risks and uncertainties, which are described in our Annual Report on Form 10-K for the period ended December 31, 2003, and from time to time in other reports we file with the SEC, as well as the following risks and uncertainties: our limited cash position, the impact our continued losses will have on our ability to finance our operations, our declining membership base, the success of our web-based services, the success of the co-branded Banco Itaú service, the actions of our competitors and the impact of increased competition, currency exchange rates, our ability to retain members, uncertainty relating to our ability to convert our subscribers into paying subscribers, our limited operating history, uncertainty regarding the success of our targeted marketing initiatives, macroeconomic developments in Brazil and Mexico, the actions of our partners in the McInternet initiative and our ability to penetrate our markets. Actual results could differ materially from those described in the forward-looking statements.

AMERICA ONLINE LATIN AMERICA, INC.
OPERATING INFORMATION

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
	(In thousands, except per share information)
	Unaudited		Unaudited
CONSOLIDATED CONDENSED OPERATING RESULTS AND EPS

Revenues:
Subscriptions	$11,982	$15,864	$25,452	$30,822
Advertising and commerce	728	1,821	1,277	3,158

Total revenues	12,710	17,685	26,729	33,980

Costs and expenses:
Cost of revenues	(8,677)	(14,954)	(18,002)	(31,523)
Sales and marketing	(12,389)	(17,412)	(24,526)	(33,951)
General and administrative	(6,287)	(6,841)	(12,174)	(13,806)
Impairment of Argentina VAT receivable	(4,009)	—	(4,009)	—

Total costs and expenses	(31,362)	(39,207)	(58,711)	(79,280)

Loss from operations	(18,652)	(21,522)	(31,982)	(45,300)
Other expense, net	(4,115)	(4,477)	(8,148)	(8,898)

Loss before income taxes	(22,767)	(25,999)	(40,130)	(54,198)
Income tax (provision) benefit	(29)	(29)	(59)	(2)

Net loss	(22,796)	(26,028)	(40,189)	(54,200)
Less: dividends on Series B and C preferred shares	(4,088)	(3,882)	(7,749)	(6,915)

Net loss applicable to common stockholders	$(26,884)	$(29,910)	$(47,938)	$(61,115)

Loss per common share, basic and diluted	$(0.20)	$(0.22)	$(0.35)	$(0.47)

Weighted average common shares outstanding	135,257	135,135	135,234	130,246

AMERICA ONLINE LATIN AMERICA, INC.
BALANCE SHEETS (In thousands)

	As of
	June 30,	December 31,
	2004	2003
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$27,638	$32,633
Short-term money market investments	227	268

Total cash and cash equivalents	27,865	32,901
Trade accounts receivable, net of allowances	1,691	2,267
Other receivables	392	243
Prepaid expenses and other current assets	6,239	8,796

Total current assets	36,187	44,207
Property and equipment, net	3,202	4,771
Investments, including securities available-for-sale	648	194
Product development costs and other intangible assets, net	36	50
Other assets	1,817	6,517

TOTAL ASSETS	$41,890	$55,739

LIABILITIES AND CAPITAL DEFICIENCY
CURRENT LIABILITIES
Trade accounts payable	$2,694	$3,264
Payables to affiliates	3,773	1,349
Accrued expenses and other current liabilities	16,495	22,586

Total current liabilities	22,962	27,199
Senior convertible notes	160,000	160,000
Deferred revenue and other non-current liabilities	1,391	1,499

Total liabilities	184,353	188,698

CAPITAL DEFICIENCY
Preferred stock, common stock and additional paid-in capital, net of unearned services and accumulated other comprehensive loss	750,343	719,658
Accumulated deficit	(892,806)	(852,617)

Total capital deficiency	(142,463)	(132,959)

TOTAL LIABILITIES AND CAPITAL DEFICIENCY	$41,890	$55,739

CONSOLIDATED CONDENSED CASH FLOW INFORMATION (in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
		Unaudited		Unaudited
OPERATING ACTIVITIES
Net loss	$(22,796)	$(26,028)	$(40,189)	$(54,200)
Net operating activity	20,498	11,967	33,069	25,011

Net cash used in operating activities	(2,298)	(14,061)	(7,120)	(29,189)
Net cash used in investing activities	(42)	(348)	(103)	(692)
Net cash provided by financing activities	1,039	—	2,475	—

Effect of exchange rate changes on cash and cash equivalents	(165)	(183)	(288)	304

Net decrease in cash and cash equivalents	(1,466)	(14,592)	(5,036)	(29,577)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	29,331	60,516	32,901	75,501

CASH AND CASH EQUIVALENTS, END OF PERIOD	$27,865	$45,924	$27,865	$45,924

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